Exhibit 99.1

VIAVID
communications simplified.

OptimizeRX Corporation

Third Quarter 2020 Conference Call

November 9, 2020

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Steve Silvestro, Chief Commercial Officer

Miriam Paramore, President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew D'Silva, B. Riley FBR, Inc.

Ryan Daniels, William Blair & Company

Richard Baldry, ROTH Capital Partners

Eric Martinuzzi, Lake Street Capital Markets

Josh Goldberg, G2

Ron Chive, Private Investor

Harvey Poppel, Poptech, LP

P R E S E N T A T I O N

Operator

Good afternoon, and thank you for joining us today to discuss OptimizeRx Corporation's Third Quarter ended September 30, 2020.

With us today are the Company's Chief Executive Officer, William Febbo; Company President, Miriam Paramore; Chief Financial Officer, Doug Baker; and Chief Commercial Officer, Steve Silvestro.

Following Management's remarks today, we'll open the call to questions. Before we conclude the call today, I'll provide some important cautions regarding the forward-looking statements made by Management during the call.

I'd like to remind everyone that today's call is being recorded and will be made available for telephone replay via instructions in today's press release in the Investors section of the Company's website.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now I'd like to turn the call over to OptimizeRx CEO, William Febbo. Please go ahead, sir.

William Febbo

Thanks, Sarah, and good afternoon, everyone. Thanks for joining us on the call today.

The team at OPRX is healthy, focused and very grateful to have as many opportunities as we do to scale our business in this environment as a digital health platform focused on affordability and adherence for our life science clients, doctors, and patients.

I started the previous conference call thanking all the healthcare professionals for their commitment and bravery. I'll say it again. Thank you very much. The increase in cases, DR visits going up, we are again putting big burden on our healthcare providers.

We at OptimizeRX consider ourselves very fortunate during the pandemic to be an instrumental conduit of communication between industry, doctors and patients. We are focused on delivering value for all our Stakeholders.

To support this statement with results, very proud to announce we accelerated our revenue with 110% quarter-over-quarter growth, as well as a year-to-date growth rate of 56%. We returned to delivering strong non-GAAP income. Our pipeline is currently at more than $140 million, which is almost two times what it was this time last year, and we're still not finished with the RFP season.

We expanded our network to reach patients within the retail setting, as well as mobile appointment check-in and check-out as we continue to build out additional channels. We finetuned our patient engagement market strategy at a time when demand has never been greater. We secured multiple clients for new solutions born out of our Innovation Lab, where we collaborate with select partners to drive more effective solutions for doctors and patients. In short, we have delivered on every growth driver of the business we have discussed in the past.

We continue to build a highly impactful Company situated in the middle of all its Stakeholders. We are early in our journey. Our opportunity continues to grow at impressive rates with very little headwind now, and we have a team and technology that's aligned to scale. Our digital communication platform helps doctors, patients and industry do what we are all in it for, that is to improve health in an affordable way and a transparent way.

Now, before I go further, I'd like to turn the call over to our CFO, Doug Baker, who will walk us through the financial details for the third quarter. Then I'll return to discuss more about how we are winning business and our outlook for the rest of the year in 2021. Then once again, we'll have our full Executive team, Miriam and Steve, on the call today to help address any of your questions.

Doug?

Douglas Baker

Thanks, Will, and good afternoon, everyone.

Earlier today, we issued a press release with the results of our third quarter that ended September 30, 2020. A copy is available for viewing and may be downloaded from the Investor Relations section of our website. We also filed a copy of our 10-Q with the SEC a short time ago, and that is available at sec.gov.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As Will mentioned, our revenue for the quarter was a record $10.5 million, up 110% compared with a year ago quarter. Gross profit was $6 million, about double that of a year ago. Our gross margin percentage declined to 57.1% in the third quarter of 2020 versus 60.4% a year-ago, but is similar to our margins for the first two quarters of this year. The decline from last year was a result of product mix, primarily a heavier mix of messaging through higher-class channels this year. We expect to achieve gross margin of 58% or higher for the calendar year based on a strong fourth quarter.

Our operating expenses increased to $6.2 million in the third quarter of 2020, compared with the same quarter of 2019, a decrease from $6.6 million in the first quarter of this year, and we’re virtually the same as the second quarter of this year. The decrease from Q1 largely reflects the reduction in travel as well as other related expenses given the stay-at-home policy.

Our investment in our commercial organization led to a 110% increase in revenue, a shift towards enterprise contracts and decreased sales cycle. Our investment in our marketing and product teams gave us the ability to be nimble and quickly respond to some of the operational items Will is going to discuss later in the call.

Non-GAAP net income was $1.1 million in the third quarter. This was our second straight quarter of non-GAAP net income and we expect that to increase further in the fourth quarter. Our balance sheet remains strong. Cash and cash equivalents totaled $12 million, down from $14.1 million on June 30. This decrease resulted in the earn-out payment related to our RMDY acquisition, but we were basically operationally cash flow breakeven for the quarter.

Our receivables are very high quality because of our customer base, while they are increasing because of our strong revenue growth and customer payment terms. Our customers continue to pay regularly and predictably, and our day sales outstanding remains relatively constant. We expect to generate positive cash flow from operations in the fourth quarter of this year.

We have continued to operate debt free and we do not anticipate needing to raise additional capital over the foreseeable future, either for operating purposes or to fund our growth plans. I also want to take this opportunity to point out that we have remediated the weaknesses in our internal control that were considered material as of December 31, 2018 (phon).

This wraps up our discussion of our financial results. I'd like to turn the call back over to Will.

Will?

William Febbo

Thanks, Doug. What a great start to the second half of the year.

I'll speak shortly to our growth drivers. But rest assured, they're firing on all cylinders, delivering a year-over-year growth rate of 110%. On top of that, we see no disruption in the last quarter of the year to continue the strong annual growth rate, along with non-GAAP income and positive cash flow operationally.

We focused on three main drivers for growth at OptimizeRx: our clients, our partner network, and digital health solutions. We digitally enable communication, which benefits patients and doctors around therapeutic awareness, affordability and adherence. Even prior to the current pandemic, we were feeling tailwind that support growth in all three areas.

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First, let's talk about our clients. We're seeing terrific traction on multiple levels. We've spoken to enterprise deals for some time now. We define these as an engagement which involves two or more solutions on a given brand. Enterprise agreements are growing exceedingly well with a total of $21 million of annualized revenue within 2020. This is all highly renewable, and we anticipate many more enterprise engagements as we enter 2021.

Land-and-expand strategy, this is driven by strong return on investment for our clients. We're also seeing increased internal referrals, which allow for additional tactical sell to build the pathway and pipeline for enterprise deals. Given we have only at six enterprise deals in 2020 and we are engaged with over a hundred brands, it is clear how early we are in terms of building a much larger business.

We'll see an additional 60 brands added within 2020, and we expect that to continue to grow in 2021. Our pipeline is tracking to be over double that of last year, currently sitting at $140 million. We still anticipate a close rate of between 35% to 50%, so prospects for '21 are looking terrific.

Our new solutions like patient engagement, Hub enrollment, TelaRep, they're all generating interest in revenue within our client base and have shown our clients we are an innovator among our peers, and no longer dependent upon a single solution for growth. In fact, we see little or no competition who can do what we do given our shift to multi-solution and multi-modal delivery.

Most of our growth for the year is coming from organic activities, as we see our pharma clients leaning into the point-of-care as a critical piece of their marketing strategy. We continue to come in ahead of our internal budget year-to-date and we expect to far exceed our goals we have set earlier to finish 2020.

Office visits were less challenged in Q3, but we expect to see downward pressure on visits in hotspots around the country through the winter months, which are peak flu seasons for many of our markets. However, regarding the impact on our business, the doctors will still use their EHRs from home to treat patients, with several telehealth solutions alongside.

In fact, according to a recent McKinsey study on closing digital gap in pharma, nearly 70% of U.S consumers use an online channel to manage health and wellness, and more than 50% of U.S. health care providers are digital omnivores using three or more connected devices professionally. It's also important to remember that we focus on essential medications, not elective. So similar to Q2, we did not see a material drop in e-prescribing in Q3, nor do we anticipate one in Q4.

We also believe we have some strong tailwinds at are back, in terms of our client base. Most of our clients have decided to proceed with new launches. This is due to the complexities and costs around preparation, and as part of the overall strategy designed to prevent any substantial disruption.

Medical conferences, medical liaisons and live advisory boards continue to be disrupted or have gone virtual. So we expect this will drive an increase in demand for digital communication that delivers mission critical information at point-of-care. Of course we’re thrilled by 110% increase in revenue growth in the quarter, but perhaps more importantly, we’re seeing higher than expected spending in current fourth quarter.

The second driver for growth is our network of partners. We spend considerable time assessing our network in additional channels to reach doctors and patients. Given our focus on specialty therapeutics, we have turned our expansion plans to cloud-based technology companies which allow us to reach those populations which are delivering essential medications. Due to the recent pandemic related disruptions to the delivery of care, we're seeing more rapid adoption of digital tools by doctors and patients.

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With these macro trends in our favor, we expect to enable highly targeted strategy for our clients to reach the most essential doctors and patients.

In Q3, we had some terrific new partners, which connect us digitally to millions of patients. Of note, we integrated with Higi, a health engagement platform that empowers consumers to measure, track and act on their health data. They have over 10,000 stations nationwide, 303 million biometric screenings to date, and one in seven people have used a Higi station. We are focused on helping them deliver care at a lower cost. This is the beginning of our expansion into retail or point-of-dispense as another channel to enable affordability and adherence.

We also partnered with Epion Health, a patient engagement platform, which makes it easier than ever for patients to access care. Epion's provider search and online scheduling tools help patients find the right provider and care setting at the right time. Then we enable access to affordability prior to and after the office visit. This partner is also connected into the Athenahealth network, which is a new partner in our network. So we're thrilled to reach that new cloud-based community.

Both of these partnerships are very timely as we are looking for greater ways to digitally reach patients in the care journey, maximizing their access to care. While many of our EHR channel partners already had telehealth solutions, the adoption had been relatively low. The recent increase in demand for these types of service has been fantastic for all involved. For us, it has the implied benefit that our channel partners are increasing their attention on the essential tools that doctors can use to better care for patients.

The third driver of growth is enhancements to our technology platform and client solutions. The OPRX technology team is world-class. Every day we use state of the art tech engineering tools and techniques to build new products. As we simultaneously evolve our technology to plug into the entire digital health world, we will unlock the revenue potential for OPRX.

Our newest product, TelaRep, is a result of our flip to script breakthrough mentality. We have uberized the communication between pharma reps and providers by allowing the providers to initiate the conversation with the rep on their timeline from within their workflow. In addition to the above, we are truly innovative. We have launched patient engagement products that have embedded AI-driven chatbots, and these products are fully functional in the market, not just prototypes.

Beyond that, we continuously incubate and iterate new things in our innovation lab. This year alone, we have demonstrated the ability to use AI and machine learning to intake static information, i.e., PDF offers, and then parse and translate into machine-readable data that can be consumed. This capability will allow us to consume and convert pharma driven content so that it can become digitally liquid, further unlocking revenues.

As our core messaging solution continue to scale, we're seeing an increase in demand for not only financial messaging, but also brand and therapeutic support messaging as we enter the final quarter of 2020. Given the unemployment levels, cost has again surfaced as a major problem for patients, and we expect these trends to continue. In the third quarter, we also finalized our integration and go-forward plan for patient engagement.

Given the difficulties around travel, we have decided to double down on life science clients for this solution and spend less time and money on payers. We acquired two great technology companies and have finalized our commercial plans as we approach the 2021 planning season (phon).

Our patient engagement solution will allow for more scale to drive top line growth with recurring revenue. It will enable access to additional budgets within the client base. Lastly, it will improve gross margin over time. We will report more on this after we complete 2020, but we are very encouraged by the progress, relevance and scale potential.

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Lastly, I want to talk about how OptimizeRx has a strong, sustainable, competitive advantage, and then we'll get to Q&A.

We have a digital health platform that brings together a very fragmented market of health information technology, connecting patients, doctors and manufacturers. We have the ability to connect all stakeholders in health care in a way that fits into their daily lives and touches on the pain points we have all experienced, which include awareness, affordability, and adherence to our medications to stay healthy.

We are well positioned to bring frequent measurable and very impressive ROI for our clients. We've built meaningful physician reach over the years with some measure of exclusivity by integrating our platform into the leading EHRs e-prescribe systems. Today, we reach over 60% of the ambulatory market that is where most of the prescribing happens. We are deeply entrenched in our client base, as we work with 65% of the top 20 brands by revenue, with increased interest from the remaining 35%. If you recall, in Q2, we were at 45%, a dramatic increase in just one quarter.

The trust we have gained from our clients at a time when digital communication is absolutely needed is supporting our continued shift to an enterprise level recurring revenue model. Accordingly, through a recent study by Veeva, by the end of 2020, nearly 70% of all healthcare providers will be digital natives. Their experience with mobile, social and digital technologies in their personal lives are shifting their expectations for business interaction. We sit squarely in one of the fastest growing segments of health technology, that is, point-of-care communications where there's tremendous client demand for greater connectivity that is effective, transparent and measurable.

With more than half of the HCPs in the U.S. under the age of 45, the expectation is for efficient digital tools to enable their workflow. We leverage the power of our position to make health care data actionable and further enable timely care and better outcomes for patients. With every quarter, the value of our addressable market continues to expand in the multi-billions, and a clear shift is emerging in client markets marketing spend, transitioning from traditional sales reps and industry conferences towards more digital communications.

We now live in a digital age, so we strive to be the best-in-class digital platform for everyone we work with. Today, we have scalable and secure technology to support and protect our growth, so when the doctor and the patient are working together to solve health issues, we can be there when impactful.

Now with that, we'd like to open it up for the questions. Sarah?

Operator

Thank you, sir.

If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you are using a speaker phone please make sure your mute option is turned off to allow your signal to reach our equipment. Again that is star, one to ask a question. We will pause for a moment to allow an opportunity to signal for questions.

We'll go ahead and take our first question from Andrew D'Silva with B. Riley Securities.

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Andrew D’Silva

Good afternoon. Thank you very much for taking my questions and really congrats on the progress year-to-date.

To start, can we just discuss 2020 as a whole? Do you believe much of the revenue growth that you've experienced with these initiatives that were already in place and would have been fairly similar, say, if the pandemic hadn't taken place? Or do you think the majority of the benefit was related to the pandemic as you kind of consider year-over-year growth? Then on the enterprise side of the business, where are you seeing traction right now? Is it more with new or existing brands?

William Febbo

Great. I'll take the first one. Then I'm going to pass the other over to Steve.

I think we were pretty consistent in Q2. Pharma does not move quickly when it comes to pivots. Really, what we said in Q2 was they're assessing the change, looking at how to reposition content, really wouldn't see a lot of revenue in this year. What we have seen is more internal referrals, more focus from the top down, and really looking how to leverage all the content and, frankly, the people with knowledge into the market at a time when it's been disrupted. So for 2020, we don't anticipate, specifically up to Q3, a big increase.

I will say that Q4, we might see a greater than normal buy up just because there would be excess budget. But year-to-date, the pandemic has not influenced that, but it has just gotten deeper into clients with more touch points.

Steve, you want to talk to the enterprise?

Steve Silvestro

Yes, happy to. Hi, Andy, thanks for the question.

Regarding the enterprise deals, I mean, what we're seeing is a blend of new—both new and existing clients coming into this sort of dialogue of bringing in more than one solution. The existing client base, which has been just tremendous and wonderful to work with, has come back to the table and asked for additional solutions that they can use to implement and drive more communication with HTPs and subsequently with patients. So we've seen that scale up very nicely. Our point-of-care team has done a wonderful job of really penetrating into those accounts and expanding. You can see that in the financials.

On the new side, new clients are coming to the table, as you heard Will say. He mentioned in the number of new brands. We're seeing new clients come in, Andy. What they typically will do is come in and pick one and/or two solutions. We'll do maybe a four- to six-month engagement, measure the return on investment, measure the impact, and then scale to something on the enterprise level. We've been fortunate enough to see that within the 2020 full year so far, year-to-date so far, we've seen several programs come in as nascent programs at the beginning of the year that perform that initial return on investment and very quickly make the decision to scale. So I think that's the trend that we're seeing across the board.

Hopefully that answers your question.

Andrew D'Silva

Very, very helpful. Thank you.

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Then my last question, maybe you can just give us an idea of what the cadence of the pipeline RFPs typically looks like. About how much does it typically grow into the end of the year or beyond? I remember last year in late December, you were up over $80 million. So if you continue to effectively doubling from where you are, would it be reasonable to think that you could get close to $160 million to $180 million backlog or pipeline?

Steve Silvestro

Do you want me to take that, Will?

William Febbo

Well, yes, go for it.

Steve Silvestro

Yes. I think that's reasonable, Andy. I mean, what we're seeing now is just an acceleration of interest. So we spoke earlier and you heard Will mention it again in the script today, the referral business that we're getting from existing clients is just a real wonderful thing to see. That is driving the acceleration in the pipeline. So we are—we anticipate being well over the $140 million, $146 million mark, and probably closer to the $160 million mark by December this time.

RFPs are still coming in; as everyone knows, we’re right smack up in the middle of RFP season. So it's still early to call. But we're certainly trending that way and feel very positive, both about the quantity and the quality of the RFPs that we're getting. It seems like they're being written for us, which is a nice thing to see. They're not as many RFIs, requests for information - much more RFPs. There is a distinction there between the two, if folks are familiar.

Andrew D'Silva

That's incredible to hear. I'm very happy for you guys. Thank you very much for taking the questions and I'll catch it—catch you up on it.

Steve Silvestro

Thanks, Andy.

William Febbo

Thanks, Andy.

Operator

We'll take our next question from Ryan Daniels with William Blair.

Ryan Daniels

Yes. Thanks for taking the question and thanks for all the information so far.

Will, I'm hoping you can discuss any potential from the vaccine. Obviously, a lot of noise today on that positive news for all of us, I guess. But I'm curious for your organization, kind of what your thoughts are on that strategically, not simply the ability to return to conferences and keeping digital at the forefront of pharma marketing dollars, but maybe even more importantly, the ability to engage consumers to try to get the vaccine out there and to drive utilization of that. Thanks.

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William Febbo

Yes. Thanks, Ryan.

Yes. We obviously, as people, we all hear that and with this collective sigh of relief, clearly the market loved it and it's needed, right, for a lot of things to get back to the way we want. We do know that that's still—it's still not in the market. It's still a six to twelve month process for normalcy. But I think putting that aside, I think that we clearly have the network to help in getting the correct communication out to a very large portion of the HCPs that are out there in the field with patients.

So first off, I don't see any material change on our business: if anything, with our network can be used to help facilitate that communication. Also just on the client side, if you think of what's happened this year, I would say this internal referral that we've seen, generally our clients are using conferences and meetings to meet new solution providers. Without that in place, they really relied on each other. So that kind of peer-to-peer referral was great.

Frankly, I think once people get a sense of the power of this network, it's pretty hard to leave it. I think also doctors aren't going to revert to using different methods. I think even the rep is going to be rethought going forward by pharma as a way to leverage both a person and technology. I feel like we're well situated there.

But Steve, why don't you add your color too. You’re in the frontline more with the clients. That's just my view.

Steve Silvestro

Sure. Happy to.

I mean, I think, Ryan, when we contemplate it, any drug launch that happens, right, it's always about identifying the correct patient population, identifying HCPs that are treating that population and then contemplating what the uptake curve will look like. The COVID-19 vaccine won't be any different than that, right? They're going to take a look at prioritization of at-risk populations. They'll identify where those patients are. They're going to look at co-morbid studies and things that would say, hey, this population is at risk. They might be overweight, diabetic, all the co-morbidities that we've been hearing about in the news and in the media. Then they're going to communicate with the physicians that are treating those patients and find ways to distribute accordingly.

So while we are definitely excited about it - I don't even want to mitigate the excitement, because I think it's tremendous; it’s a day to celebrate, for sure - I think about things in terms of tactical execution, and actually we are positioned strategically very well as a business to be able to help Pfizer and, frankly, other businesses to be able to identify those pockets of population where patients are at risk, identify where those physicians are and help get the messaging out to those physicians and subsequently to those patients, and then validate that the patient has received therapy. That'll be the critical part of what Pfizer's launch plans will look like. It certainly will be a critical part of anyone trying to step into the fray and provide a solution. So feeling pretty good about that actually, though.

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Ryan Daniels

Okay. Thank you. Very helpful color. Then in regards to Q4, I know you always typically see some buy up with leftover marketing dollars. Will, I think you mentioned that could be higher this year because there's probably a lot of leftover dollars due to lack of conferences and promotional materials they spend in other areas. I'm curious, how large of a year where you increase it, that's something you can actually track as an external partner to those firms. Number one.

Then number two, do you have any capacity constraints with that? If certain brands come to you and want to spend more on digital marketing campaigns, is there a limit of what you can distribute per se within one quarter?

William Febbo

So second question first. There certainly is, but we're far from it. So it would not be an issue inside of the next year or so at all. Lots of capacity. There could be some bottleneck in particular therapeutic areas, but even that I'm going to say that’s in the out years as well. It's too early to call, because it's sort of real time and we're just in early November. But we did want a signal to everybody that we’re encouraged by what we're seeing. We have the capacity to get execute it and actually help us really deliver a terrific year.

Ryan Daniels

Okay. That's helpful. Then one quick housekeeping issue, just from the press release. I know the gross margins were down a little bit year-over-year, just due to product mix, but you said you expect them to get back to the 60% level. Should we be thinking about that as 60% level by year-end, 60% for the fourth quarter, or 60% for the full year? Because the latter would take a pretty enormous jump in the quarterly profit to get to 60% for the year. Thanks.

William Febbo

Yes, that would just be 60% for Q4. So it'd be slightly under that for the year. We are—in terms of gross margin, we're really focused on—that is a product mix issue. We think we've got a great long-term fix, if you want to call it a fix, just because even at 58%, it's pretty impressive next to our peers. But as patient engagement scales, that will certainly improve that gross margin number over time.

Ryan Daniels

Yes. I just want to get clarity because that wasn’t sure from the release.

William Febbo

Yes, sure.

Ryan Daniels

So thank you and congrats on the very strong quarter. Thanks so much.

William Febbo

Thanks, Ryan.

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Operator

As a reminder that is star, one to ask a question. If you find that if your question has been answered, you may remove yourself from the queue by pressing star, two.

We'll go ahead and take our next question from Richard Baldry with ROTH Capital.

Richard Baldry

Thanks. If I look at for your bookings implied by the RFPs that you're talking about, it could be as high as $60 million to $80 million; and using last year sort of as a comparison, your bookings translated pretty much directly into revenues, so that could imply something upwards of 75% to 100% growth.

Against that backdrop, could you maybe talk about any disconnects we should be keeping in mind between bookings and actual revenues? And maybe lay out what a typical cadence would be for that next level of revenue in 2020, maybe start a little bit slower on a sequential dollars and then the last two quarters sequentially very, very strong. Is that what we should also expect? And just sort of what, is there anything missing in that math we need to be very careful about?

William Febbo

Sure. Hi, Rich.

There is seasonality to the business as—if you can just look back at past years, we expect that seasonality to be consistent for 2021, just because that's really how pharma works. That being said, when we look at pipeline, last year was the first year we shared sort of our close rate, 35% to 50%. We did see early in the year, it edging towards the 50%. We're not ready to handicap that, but when we report Q4, we will talk to where we think it's heading.

Generally though the seasonality is second half, usually trumps the first half. I do think we'll see a little bit smoother growth through next year because of how we are repositioning with both enterprise plus patient engagement, as well as different types of relationships with different channel partners. So we expect it to smooth out, but seasonality will win because there's just a rhythm to how pharma works. We do not expect to go below that 35% and we are not ready to sort of give the percentage of where we think it will be for next year, but very encouraged by the pipeline. As Steve said, we're not done with that yet. So very, very positive.

Richard Baldry

Okay, and start with a view to some of those RFPs seeming more targeted. Is there a way to think about the potential for close rates against that backdrop that it would seem like they're more likely to be one. Or maybe frame it around how much of the increase in RFPs is from existing customers who might be simpler because they understand and have used the value proposition in the past versus newer or different brands even within a similar customer that might be more challenging.

William Febbo

Yes, all excellent questions. A big chunk of this is from existing clients. So that's why we've seen no disruption and expect it to—expect the growth to continue into next year. We did get internal referrals, even though you get an internal review or this referral, they still test you. That would seem odd, but they do. I will say the cycle there would be faster, the test might be slightly bigger.

Steve, I don't know, do you want to add anything to that?

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Steve Silvestro

Yes. I think it's still early, Rich, for us to—it’s too soon for us to be able to speak to it. I do think though that because of the nature of them being written to us, as I said previously, they're coming in with sort of a better awareness of what we do. We're seeing the nature of the RFPs being inclusive of more of what we do, which I think is indicative of good success. So more to come on that I think as we proceed. But as I said, I'm feeling fairly optimistic about the pipeline and about the RFPs coming in, and it's still more to come.

Richard Baldry

Thanks. Then maybe two very sort of smaller things. There was some discussion from what I would call less informed analysts out there - or confusion maybe is a better way to think - about your DSOs versus a very consumer-driven business that recently IPOed, whose DSOs are more credit card driven. Can you may be talking about just very quickly one-on-one on the quality of your DSOs with your pharma companies’ normal aging for an enterprise versus a consumer business?

William Febbo

Doug, do you want to take that one?

Douglas Baker

Sure. So I guess there's two parts to it. We sell both direct to pharma and sometimes it goes through an agency. The pharma companies pretty much dictate payment terms, which are usually 60 to 90 days. You can get paid earlier if you want, but it just involves substantial discount. So you can get paid in 15 days, but things annualized up 40% to 50% interest rates. We just basically accept their terms because we don't need the cash.

Then in the second part with agencies. So agencies wait to pay us until they get paid by pharma, so it kind of compounds that a little bit. Our days, we usually have one quarter of revenue on average in receivable at the end of the quarter, and it's been relatively consistent over the years. It may look like we have a lot of old receivables, but we really don't. It's just a consistent number based on how pharma operates.

Richard Baldry

Turn to back office operation, while we were talking about that. There's some connotation that you're running the business on QuickBooks, which I know is wrong. That's your—I think you're running a Sage system in the back. But on the companies you've acquired, they're obviously pretty small. You talk about how well you feel about integrating the back offices of those to sort of getting them onto your systems. Thanks.

William Febbo

Sure, sure. So you're right. We do use Sage Intacct, which is kind of number one rated cloud software by the AICPA, used by large companies. Then when we are do an acquisition, we immediately integrate them in because usually they're small. So they're using QuickBooks or something else, but we just take their customers and vendors and load them into our system, and it's relatively seamless.

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Richard Baldry

Right. Congrats on the impressive RFP pipeline and good luck.

William Febbo

Thanks, Rich.

Operator

We will take our next question from Eric Martinuzzi with Lake Street.

Eric Martinuzzi

Yes. I assume that you can kind of pull back the curtain a little bit, efforts going on in the Innovation Labs. Is there anything you can tell us about—and I'm anticipating this is more of a 2021 impact, but where's the focus of the Innovation Labs these days?

William Febbo

Miriam, you want to grab that one?

Miriam Paramore

Sure. Hi, Eric.

We're working with our partner in the Innovation Lab to roll out TelaRep. So we've got a good pipeline there and that's a brand new product. If you remember six months ago that didn't even exist. So it gives us an example of pretty quickly building something and getting it deployed and actually purchased—in-market and purchased pretty quickly. So expect to see some activity with TelaRep, and then we think others will jump on that Innovation Lab output, if you will, in TelaRep. So more focus there.

We're also working on hub enrollment that we mentioned, I think maybe the top of the call or at mid-call. We expect to see—we've got, again, a product that's pretty new, that has some good uptick in terms of actual revenue that we'll recognize this year, and then pretty good pipeline for that next year.

The next step beyond that is really about getting data moving from our TelaRep-like functionality. So I kind of call it the smart button, but the ability to have a lot of—essentially a life sciences smart button buried within the EHR and the appropriate points in Workflow. So anything we can uberize out of the EHR experience that will be at the physicians’ advantage at their time on their own schedule from their own workflow, we expect to see more things like that from the Innovation Lab this coming year.

Eric Martinuzzi

Okay, and then kind of related here. I'm curious, and maybe this is more for Will or Steve, but on the pipeline, as we look at this $140 million, which could be potentially much bigger than that as we make our way through the far end of our peak season, your revenue mix has long being kind of (inaudible) dependent because some of the acquisitions—one of the acquisitions, certainly a year ago, the RMDY had a SaaS element to it. Are we still looking at a relatively similar mix here, as far as that—if we drill down on the pipeline? Is it 90%, 95%-ish IO, or is there an element of SaaS we should be thinking about as you—as the win rate translates onto the pipeline?

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William Febbo

Yes, I think we'll see a nice shift in 2021 with a higher percentage of SaaS, in particular around patient engagement and also parts of the recurring revenue model connected to enterprise. We can't dictate to pharma how they want it to be designed, but we're starting to see the benefits of the combined message solution set that we have, which to my point earlier in prepared remarks, there aren't many competitors with this type of suite delivered this way as efficiently.

So yes, to your question, we should start to see more substantial contribution from that piece. We have the team in place to do it and feeling really good about how it's positioned with the focus, in particular, as I said on life science companies, which is the client we understand the best and have the most traction with.

Eric Martinuzzi

Okay, and then, Doug, on the Opex side, we're pretty consistent here, Q3 versus Q2. Anything we need to look out for in Q4, as far as seasonal expenses?

Douglas Baker

No, not really. I'd say we'll be pretty consistent, maybe slightly up in Q4, but not anything significant.

Eric Martinuzzi

Got it. Thanks and congrats on the quarter.

William Febbo

Thanks, Eric.

Operator

We will take our next question from Josh Goldberg with G2.

Josh Goldberg

Hi, guys. Thanks. Great numbers and continued success.

I have two questions. I guess, first is obviously you guys have leaned in here post-COVID and really have shown how sticky your product is. I’m just curious if you can kind of—for people who are newer to this story, how many years you've been preparing for really just this sort of penetration of your products as part of this advertising pie for many of these key health care companies? Then I have a follow-up.

William Febbo

Sure. I can start and Steve fill in, if I forget something. And hi, Josh.

Yes, when I came in to the business five years ago, they had already been working with pharma and EHRs on delivering just the one solution, financial messaging. At that time you've probably had to explain the value of EHR, what an EHR was versus an EMR, lots of confusion. The market has been educated. We've gotten peers in our space that have digitized other aspects, like CoverMyMeds and Freesia, not to mention Teladoc, Livongo and many others.

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So what's really transpired here is a tremendous education of the market, relevance of the space, the actual channel of point-of-care becoming strategic. While the pandemic certainly will accelerate adoption, as we've said before, we saw that adoption coming, it's going to come a little faster, which is great. But it takes years. Now if you think about where we are, you need a lot of tactical clients to get to enterprise, but you need enterprise at some point. This year, I think if I were going to say what I'm most proud of the team is, is securing and delivering for those six that we've talked about because it sets us up for those conversations for next year among the other 80-plus that we work with on a tactical level.

Steve, you want to add anything to that?

Josh Goldberg

So just on that—oh, yes, go ahead, Steve.

Steve Silvestro

No, I think you hit the nail on the head, Will, with what you said. I think, Josh, one of the things maybe just to add and, Will, you mentioned it in the initial script read, is we are definitely seeing a change in demographic of consumer on the HCP side and the people's willingness over the last 12, 24 months to consume digital—digitally tool that they might've not done previously. We cited both the McKinsey study and research that's coming out.

(Inaudible) deliberately, because it's not just OptimizeRx, it’s the shift many companies that are seeing this digitization of tools and being brought to the table. I think our preparation over the last five to six years has gotten us to a point where we are primed to take advantage of that and work through that as a Company, as we said, (inaudible).

Josh Goldberg

Do you—just so I’m clear: the $21 million that you booked, is that on top of what the pipeline could be, if you close it? So you have $21 million kind of annualized revenue kind of going into the year, and then everything else is what you could close from there? Is that the right way to look at it?

William Febbo

No, the pipeline includes—it would include any renewable offer. This year is $21 million of enterprise business. Yes, it will be included.

Josh Goldberg

Okay, and I know just—it's new, but how often has an enterprise not renewed their contract?

William Febbo

Well, I'd say we've got a perfect rate because we had—joking aside, we had probably one in '19. That client is certainly back, and bigger. We have five others now, and after we closed Q4, we'll talk to the sort of the profile of these because what is really terrific is this internal referral, try us method because once they try it, it's hard to give it up in my opinion. Then they start connecting other solutions and you work your way into enterprise.

So it could be that our ACV actually goes down, but our enterprise—number of enterprise deals goes considerably up, right. Which just makes it all more sticky, more recurring. That's the last thing I would add on the existing enterprises is the ROIs have been spectacular. So that certainly helps you going into the end of the year.

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Josh Goldberg

Do you—the last one for me. Do you think that, as you look at the next sort of year or two, is there any products that you feel like you still need to get to that sort of platform sale? I mean, obviously your balance sheet has gotten stronger, grew your cash this quarter, but still a small amount. Do you feel like you need to buy versus build going forward, or should Investors feel comfortable what you have is where you're going to be and there would be no need for any financing series for additional acquisitions? Thanks.

William Febbo

Sure, Josh. Thanks.

I believe we've got the solution set and the network and the team to scale our business. That doesn't mean we won't be looking, and we're very entrepreneurial as a Company. We've got that culture. So we will always be looking at more connectivity to patients and doctors, particularly specialists, just because that's where the majority of the spend is from pharma and life science companies. But to date, yes, we've got the capital to grow sufficiently and—but we will explore things. We really wanted to do partnering for the second half of this year and not be distracted by M&A, really just heads down focused on growth, and the team has just done a spectacular job delivering on that.

Josh Goldberg

Thanks, guys.

William Febbo

Thanks, Josh.

Operator

Our next question comes from Ron Chive (phon), a Private Investor. Please go ahead.

Ron Chive

Good afternoon.

William Febbo

Hi, Ron. How are you?

Ron Chive

I'm fine. Thank you.

I think you should not get carried away by the good quarter and so far good results and that you'll work harder going into—or in the fourth quarter and next year. I liked your comment about keep your head down instead of searching for additional acquisitions, which sometimes are a distraction.

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William Febbo

We will, I can assure you. This is a group of athletes that likes to keep running. So we're in good shape there.

Ron Chive

Two questions. Could you, without names, provide an example, or do you want to provide an example, of land and expand? You want to provide—go ahead, I'm sorry.

William Febbo

Yes. Steve, you want to talk to some without mentioning manufacturers or brands? Just some examples of some of the internal referral we've seen.

Steve Silvestro

Yes. Sure. Happy to. Hi, Ron. Good to connect.

Earlier in the year we had a manufacturer that came in through an RFP largely interested in some financial assistance distribution of point-of-care. So financial messaging. We had sales rep reach out and engage in the conversation. We were able to consummate an initial deal that was for four months and he wanted to do financial messaging. We were able to get them to try therapeutic support messaging at the same time. So we did a combination of financial messaging and therapeutic support messaging. We worked with their internal analytics team to structure the ROI measurement. So after the four month period of time, we would be able to go back, look at the return on investment, and make sure the program was working the way that we'd initially anticipated it and structured it.

I'm happy to report that that ROI came back very positively from their internal analytics team to us. That deal has generated an enterprise level deal, which will be comprised of six different solutions on the platform, which we'll see posts. So very positive outcome. Again, when talking with our sales leader for point-of-care, Terry Hamilton, and our leader for patient engagement, Serge Loncar, it seems to follow that same archetype, Ron, of getting in, starting small and/or having a referral, and then scaling up on the expansion side.

We continue to see that time and time again, which is very encouraging, very encouraging, given the current penetration rate we have at a client level, not so much at a brand level, lots of white space.

Ron Chive

That's a good business one-off example. But could you address, if you would, an example of an existing client and they had expanded and now they have more than one brand and they refer you to another. Has that been very successful, or not?

William Febbo

Steve, wanted to—sorry, I was just going to say why don’t you refer to the brand with multiple indications. That’s a great example of an internal referral and scale.

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Steve Silvestro

Yes. Sure. We have one brand that's been a customer now for three years, Ron, same brand. This brand is an oncology brand. It was initially approved for one disease. They went and applied for indication extrapolation, which is essentially getting approval for more than one disease. So each one of those diseases creates a separate team within pharma to work on that brand. So the initial brand was so pleased with the work that we did and the one solution, they referred us to the second disease team. Then they referred us subsequently to the third and the fourth disease team.

We now have seven diseases live with that one brand on that team. That gives you kind of an idea of the ability to scale. That's all internal referral for a longstanding customer that's now just decided to scale up.

Ron Chive

Thank you. Good example. One other thing for context, perhaps, Will. You mentioned retail. Do you want to provide any context on that?

William Febbo

As people who know our story know, we are very connected at point-of-care with doctors or with patients. We have technology to connect directly to patients. But we really haven't done much at point-of-dispense to date. Q3 was really exciting because we brought in a couple of things. We brought on a Board member who was former CEO of Walgreens, Greg Wasson, just to help us understand, really understand that space. True thought leader and an entrepreneur, post CEO of that company, just great energy.

We also partnered with Higi, which is that cherry you used to see in retail reinvented to be a real communication tool for patients on managing their health. We did that because patients—it's just part of the journey. You don't want to—you can be with them when they're with the doctor - that is a stressful atmosphere for most people, unless they're healthy. We generally go to some form of pharmacy afterwards, and then you're at home. So we saw that as a gap.

From top down, we brought in the knowledge, and obviously focused on partnering to start and we'll continue to look at it because it's really the third leg of the stool, as far as I'm concerned, in unlocking value for pharma, for the doctor, for the pharmacist and for the patient to a degree that could really affect outcomes. So we're excited about it. It's early days, but definitely a focus.

Ron Chive

The third leg that you mentioned is a direct connection to the patient.

William Febbo

Yes. At point of dispense, yes.

Ron Chive

Okay. Thank you.

William Febbo

You got it, Ron. Thanks for your questions.

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Ron Chive

Yes.

Operator

We'll take our next question from Harvey Poppel with Poptech, LP.

Harvey Poppel

Thank you very much. Will, super quarter. Amazing. Even improved on your pre-release, pre-announcement where you said $10 million, now reported $10.5. That's not a small number going back in time.

William Febbo

Thank you.

Harvey Poppel

One question about the profitability. If I did the math correctly, you flipped about $2 million from a loss to a gain in non-GAAP earnings on what is about a $5.5 million level of revenue on a year-over-year basis. So my math says that’s 36%. Is that indicative? I know it's only a single point in time. Is that indicative of the breakdown (phon) potential of your economic model, or is it high or is it low?

William Febbo

Thanks, Harvey. Great to hear your voice. Yes, very proud of the quarter.

I think it's early days on that. I think we can improve on that. We have—if you think about our model, we've got the network, major investments have been made. We've got a team that can scale the top line and our cost is a rev share, which is known.

I think what's good about Q3 is it's just a true quarter, so there's no aberration, no blip in revenue that’s artificial, no costs that's a standout. I think as Investors, that's a good line to look at. So as we improve the top line, you should see improvement on the non-GAAP EBITDA line, which we've been talking about.

I would imagine there's some relief among our Shareholder base and it just gives us more flexibility to grow the business. So very excited about that outcome. But yes, we would expect aspirationally to do—if we're above 60%, a 25%-plus EBITDA number.

Harvey Poppel

Great. Secondly on—you mentioned the pipeline that's been discussed very nicely on this call, a lot of new information. Do you consider the pipeline to be essentially, in terms of timeframe, the business for the fourth quarter and '21? In other words, is it basically at this point in the year a 15-month kind of horizon or is it—or is there a different horizon and just that shift during the course of the year?

William Febbo

No, I think 15 to 18 months is a safe horizon. I'd probably go to 18, just because we do have some engagements that kicked off in Q3 or Q4 which would go into '21, '22. So I'd say, it's safer to look at it as an 18-month horizon.

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Harvey Poppel

Good. Third, for those—

William Febbo

Steve, do you agree with that?

Steve Silvestro

Yes. That's correct.

Harvey Poppel

Okay, and third just shifting gears totally, during the quarter, of course there was a very splashy IPO with the GDRX, GoodRx. I think for some who aren't familiar with the space might regard that in a couple of different ways. First, what's your thought on them being in any way a competitor, either currently or in the future? Secondly, what does their IPO imply about the valuation of OPRX?

William Febbo

Great questions. Obviously we like GoodRx. We don't view them as competition. Their model is direct-to-consumer. They've done a really nice job putting this—the type of technology in place to help people understand and see price the way it can be, and digitally enable that. So don't view them as competition. We do feel like their presence in the market increases awareness across the board among consumers, patients, doctors, nurses, pharmacies, pharma, just about the importance of price and affordability. So net-net, we think that tide did rise all boats.

As you know, we do have a generic partner that helps with cash cards. We've been working with them for years. They're different stripes than GoodRx, but same mission is to help people afford medication. So we totally believe in the space and we are not surprised by the reaction to them, because they have a brand that's really known to consumers. If anyone was able to see the non-deal road—the deal road show they did as part of their IPO, I think you'd walk away really impressed with that company.

Miriam, do you have anything more you want to add on GDRX? We've been—we've known them for a while, but you've got some good thoughts too.

Miriam Paramore

Yes. Thank you. Hi, Harvey.

I think that the most important thing to remember is that we primarily have been communicating to providers, and then to patients through providers. Now we've added our direct-to-patient engagement solutions that we've talked about.

We are primarily branded in our focus. So branded medications and the patient support programs, affordability of programs for branded solutions. Whereas GoodRx started and it's still and only a direct-to-consumer, they're not a direct-to-provider company. So they're direct-to-consumer, and they're focused on generics. So they're really in many ways the inverse of what we are.

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What they don't do is they don't do really push. We push these solutions, whether they be affordability or adherence or both, we push them to providers in Workflow. We push them to patients via SMS text, and it's just a different model than their pull model. So they're very complementary, but not competitive.

Harvey Poppel

Thank you very much.

William Febbo

Thanks, Harvey. Have a great night.

Operator

This concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Febbo. Please go ahead.

William Febbo

Thanks, Sarah, and thanks everyone for joining the call today.

If you can take just one thing away from our discussion, I hope it's the understanding of our view to a very strong growth this year, and ability to generate tremendous value for our Shareholders because of our sustainable strategic advantage and these market tailwinds. Beyond all the numbers, I hope you can see that we've created a unique culture dedicated to do something truly valuable, and which makes a difference in people's lives from patients to physicians and beyond.

We did not give guidance as an early stage public Company and especially in this current environment, but given everything you've heard today and what we can see, we are very optimistic for a very strong finish to 2020.

Now with that, let's wrap up the call. Everyone have a good evening. Thanks for your time.

Operator

Before we conclude today's call, I would like to provide the Company's Safe Harbor statement that includes important cautions regarding forward-looking statements made during today's call.

Statements made by Management during today's call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933, as amended in Section 21E at the Securities Act of 1934, as amended. These forward-looking statements should not be used to make investment decisions. The words anticipate, estimate, expect, possible and seeking, and similar expressions identify forward-looking statements. They may speak only to the date that such statements are made.

Such forward-looking statements in this call include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements and the need for raising additional capital. They also include the Management's expectations for the rest of the year and adoption of the Company's digital health platform. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to, include, but are not limited to, the effect of government regulation, competition and other material risks. Risks and uncertainties to which forward-looking statements are subject to could affect business, and financial results are included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2019. This form is available on the Company's website and on the SEC website at sec.gov.

Before we end today's conference, I would like to remind everyone that this call will be available for replay starting later this evening, running through November 30. Please refer to today's press release for dial-in replay instructions available via the Company's website at www.optimizerx.com.

Thank you for joining us today. This concludes the call. You may now disconnect.

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